Exhibit 10.1

SIXTH AMENDMENT TO LEASE

SIXTH AMENDMENT TO LEASE dated as of this 28th day of October, 2009 by and between MORTIMER B. ZUCKERMAN AND EDWARD H. LINDE, AS TRUSTEES OF TRACER LANE TRUST II, under Declaration of Trust dated May 30, 2000 recorded with the Middlesex South District Registry of Deeds in Book 31451, Page 498, but not individually (“Landlord”) and UNICA CORPORATION, a Delaware corporation (as successor by merger to Unica Corporation, a Massachusetts corporation, “Tenant”).

RECITALS

By Lease dated December 20, 2002 (the “Original Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 26,460 square feet of rentable floor area (referred to in the Original Lease as the “Rentable Floor Area of the Premises” and hereinafter sometimes referred to as the “Rentable Floor Area of the Initial Premises”) on the second (2nd) floor of the building (the “Building”) known as and numbered 170 Tracer Lane, Waltham, Massachusetts (referred to in the Original Lease as the “Premises” and hereinafter sometimes referred to as the “Initial Premises”).

By letter dated December 20, 2002 (the “December 2002 Letter”), Landlord and Tenant agreed upon signage rights to be provided to Tenant under certain circumstances.

By First Amendment to Lease dated December 23, 2003 (the “First Amendment”), Landlord and Tenant increased the size of the Premises by adding thereto 13,734 square feet of rentable floor area (the “Rentable Floor Area of the First Additional Premises”) located on the first (1st) floor of the Building, which space is shown as Exhibit A attached to such First Amendment (the “First Additional Premises”).

By Second Amendment to Lease dated October 14, 2004 (the “Second Amendment”), Landlord and Tenant increased the size of the Premises by adding thereto 4,679 square feet of rentable floor area (the “Rentable Floor Area of the Second Additional Premises”) located on the first (1st) floor of the Building, which space is shown as Exhibit A attached to such Second Amendment.

By Third Amendment to Lease dated December 30, 2004 (the “Third Amendment”), Landlord and Tenant (i) extended the Term of the Lease for one (1) year upon the terms set forth in such Third Amendment and (ii) increased the size of the Premises by adding thereto 26,570 square feet of rentable floor area (the “Rentable Floor Area of the Third Additional Premises”) located on the third (3rd) floor of the Building, which space is shown as Exhibit A attached to such Third Amendment.

By Fourth Amendment to Lease dated February 12, 2007 (the “Fourth Amendment”), Landlord and Tenant increased the size of the Premises by adding thereto 1,815 square feet of rentable floor area (the “Rentable Floor Area of the Fourth Additional Premises”) located on the first (1st) floor of the Building, which space is shown on Exhibit A attached to such Fourth Amendment.

By Fifth Amendment to Lease dated October 2, 2008 (the “Fifth Amendment”), Landlord and Tenant extended the Term of the Lease for one (1) year upon the terms set forth in such Fifth Amendment.

Landlord and Tenant have agreed to extend the Term of the Lease for one (1) period of five (5) years upon all of the same terms and conditions set forth in the Lease except as set forth in this Sixth Amendment to Lease (the “Sixth Amendment”).

Landlord and Tenant are entering into this instrument to set forth said extension of the Term of the Lease and to amend the Lease.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.	The Term of the Lease, which but for this Sixth Amendment is scheduled to expire on April 30, 2010, is hereby extended for one (1) period of five (5) years commencing on May 1, 2010 and expiring on April 30, 2015 (the “Third Extended Term”), unless sooner terminated in accordance with the provisions of the Lease, upon all the same terms and conditions contained in the Lease as herein amended.

2.	(A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that at the time of exercise of the option to extend and at the commencement date of the extension option period (i) there exists no Event of Default (defined in Section 7.1 of the Lease), (ii) the Lease is still in full force and effect and (iii) Tenant has neither assigned the Lease nor sublet the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 5.6.1 of the Lease and except for other subleases of not more than 8,000 square feet of rentable floor area in the aggregate under all such subleases), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as herein below set forth) for one (1) period of three (3) years as hereinafter set forth. The option period is sometimes herein referred to as the “Fourth Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option.

(B) If Tenant desires to exercise the option to extend the Term, then Tenant shall give notice (the “Exercise Notice”) to Landlord, not earlier than eighteen (18) months nor later than fifteen (15) months prior to the expiration of the Third Extended Term exercising such option to extend. Promptly after Landlord’s receipt of the Exercise Notice Landlord shall provide Landlord’s quotation of a proposed Annual Fixed Rent which shall represent a rate that Landlord believes is equal to the fair market rent for the entire Premises for the Fourth Extended Term (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for the Fourth Extended Term and executed a written instrument memorializing the extension of the Term of the Lease pursuant to such agreement on the Annual Fixed Rent for the Fourth Extended Term, then Tenant shall have the right, for ten (10) days after the expiration of the Negotiation Period, to either (i) make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent for the entire Premises for the Fourth Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit A attached hereto, or (ii) revoke its Exercise Notice.

If Landlord and Tenant shall have reached agreement during the Negotiation Period, then the Annual Fixed Rent for the Fourth Extended Term shall be as agreed upon by Landlord and Tenant. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the Fourth Extended Term shall be the Prevailing Market Rent as determined by the Broker Determination. If Tenant timely revokes its Exercise Notice, the Lease shall expire as of the expiration date of the Third Extended Term. If Tenant does not timely request the Broker Determination, then Tenant shall be deemed to have revoked its Exercise Notice.

(C) Upon either (i) the agreement of Landlord and Tenant during the Negotiation Period on an Annual Fixed Rent for the Fourth Extended Term or (ii) the timely request by Tenant for a Broker Determination, the Lease and the Lease Term thereof shall be extended, for the Fourth Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Fourth Extended Term but the failure to so enter into such a written instrument shall not negate the exercise of the option to extend. Notwithstanding anything herein contained to the contrary, in no event shall the Lease Term hereof be extended for more than three (3) years after the expiration of the Third Extended Term.

3.	(A) Annual Fixed Rent for the Premises for the period prior to September 1, 2009 shall continue to be payable as set forth in the Lease as amended.

(B) Effective as of September 1, 2009 and continuing through the expiration of the Third Extended Term, Annual Fixed Rent shall be payable by Tenant as follows:

Time Period	Rate PSF	Annual Rate
9/1/09 – 4/30/11	$24.00	$1,758,192.00
5/1/11 – 4/30/12	$24.75	$1,813,135.50
5/1/12 – 4/30/13	$25.50	$1,868,079.00
5/1/13 – 4/30/14	$26.25	$1,923,022.50
5/1/14 – 4/30/15	$27.00	$1,977,966.00

(C) Annual Fixed Rent for the extension option period shall be payable as determined in accordance with Section 2 of this Sixth Amendment.

4.	(A) For purposes of calculating Tenant’s payments for operating expenses pursuant to Section 2.6 of the Lease for that portion of the Lease Term prior to September 1, 2009, the definition of “Base Operating Expenses” contained in Section 2.6 of the Lease shall be unchanged. For that portion of the Lease Term on and after September 1, 2009, for such purposes, the definition of “Base Operating Expenses” shall be deleted in its entirety and substituted with the following:

“Base Operating Expenses” means Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2010, being the period from January 1, 2010 through December 31, 2010.

(B) For purposes of calculating Tenant’s payments for real estate taxes pursuant to Section 2.7 of the Lease, for that portion of the Lease Term prior to September 1, 2009 the definition of “Base Taxes” contained in Section 2.7 of the Lease shall be unchanged. For that portion of the Lease Term on and after September 1, 2009, for such purposes, the definition of “Base Taxes” shall be deleted in its entirety and substituted with the following:

“Base Taxes” means Landlord’s Tax Expenses (as hereinabove defined in Section 2.7) for fiscal tax year 2011 (being the period from July 1, 2010 and through June 30, 2011).

5.	(A) Tenant shall accept the Premises during the Third Extended Term in their as-is condition without any obligation on Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto, except as expressly provided in this Section 5.

(B) It is understood and agreed that Landlord shall be performing certain work in the Premises as set forth on Exhibit B attached hereto (the “Landlord’s Work”). The items of Landlord’s Work delineated on Exhibit B as being part of the turnkey scope (“Turnkey Work”) shall be at Landlord’s sole cost and expense and the items of Landlord’s Work delineated as not included in the turnkey scope or any changes to Exhibit B requested by Tenant shall be paid for by Tenant. Landlord shall use reasonable speed and diligence to perform the Landlord’s Work; provided, however, that Landlord shall not be liable to Tenant for the failure to complete the Landlord’s Work by any given date so long as Landlord has used reasonable speed and diligence as aforesaid. In addition, it is acknowledged and agreed that Landlord will be performing the Landlord’s Work in the Premises while Tenant is in occupancy thereof, and accordingly Landlord and Tenant agree to cooperate with each other in good faith to insure that the Landlord’s Work can be undertaken in an efficient and cost-effective manner and so as to minimize any unreasonable interference with Tenant’s business operations in the Premises (consistent with the nature of the work being performed).

(C) Landlord shall provide to Tenant a special allowance in the amount $183,145.00 (the “Tenant Allowance”). The Tenant Allowance shall be used and applied by Landlord solely on account of the cost of (i) any items of Landlord’s Work delineated on Exhibit B as not being included within the Turnkey Work, (ii) any changes to Exhibit B requested by Tenant during the performance of the Landlord’s Work and (iii) any subsequent tenant improvements to be performed by Landlord as requested by Tenant prior to August 31, 2011 and reviewed and approved by Landlord in accordance with the terms and provisions of the Lease (the items described in the foregoing clauses (i), (ii) and (iii) being hereinafter referred to collectively as “Additional Work”). In no event shall Landlord’s obligations to pay or reimburse Tenant for any of the costs of Additional Work exceed the total Tenant Allowance. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Tenant Allowance for any purposes other than as provided in this Section 5. In addition, in the event that (x) Tenant is in default under the Lease or (y) there are any liens which are not bonded to the reasonable satisfaction of Landlord against Tenant’s interest in the Lease or against the Building or the Site arising out of any work performed by Tenant or any litigation in which Tenant is a party or (z) Tenant shall have not requested prior to August 31, 2011 that a particular item of Additional Work be performed, then, from and after the date of such event (“Event”), Landlord shall have no further obligation to fund any portion of the Tenant Allowance and Tenant shall be obligated to pay, as Additional Rent, all costs of the Additional Work in excess of that portion of the Tenant Allowance funded by Landlord through the date of the Event. Further, the Tenant Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Tenant Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that the costs of the Additional Work are less than the Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease. In the event that the costs of the Additional Work (together with a construction management fee in an amount equal to four percent (4%) of the costs of the Additional Work) exceed the Tenant Allowance, such excess costs are hereinafter referred to as “Tenant Plan Excess Costs” and shall be paid by Tenant as Additional Rent in accordance with subsection (D) below.

(D) To the extent, if any, that there are Tenant Plan Excess Costs, Tenant shall pay such Tenant Plan Excess Costs to Landlord, as Additional Rent, within ten (10) days after billing therefor from time to time during the performance of the component of Additional Work at issue, in the proportion that the Tenant Plan Excess Costs bears to the overall cost of the component of Additional Work at issue.

(E) Provided that Tenant has made its paint and carpet selections in a timely manner, Landlord agrees to commence Landlord’s Work within sixty (60) days after the full execution of this Sixth Amendment by Landlord and Tenant.

6.	It is acknowledged and agreed that Landlord is currently holding a letter of credit in the amount of $143,877.00 (the “Letter of Credit”) as security for Tenant’s obligations pursuant to Section 8.20 of the Lease. Simultaneously with the execution and delivery of this Sixth Amendment, Tenant shall deliver to Landlord either (a) an amendment to the Letter of Credit increasing the amount secured thereby to $250,000.00 and providing for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended), (b) cash in the amount of $106,123.00, (c) a replacement letter of credit meeting the requirements of Section 8.20 of the Lease in the amount of $250,000.00 or (d) cash in the amount of $250,000.00 (upon receipt of which such cash Landlord shall return the Letter of Credit to Tenant). Landlord shall hold all amounts delivered hereunder in accordance with said Section 8.20 throughout the Term of the Lease, including any and all extensions.

7.	(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Sixth Amendment other than Cushman & Wakefield, Inc. (the “Broker”) and in the event any claim is made against Landlord relative to dealings by Tenant with brokers, including the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Sixth Amendment other than the Broker and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

8.	Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Original Lease.

9.	Except as herein amended the Lease shall remain unchanged and in full force and effect. From and after the effective date of this Sixth Amendment, all references to the “Lease” shall be deemed to be references to the Original Lease as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and as herein amended.

Page Ends Here

EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:	LANDLORD:
/s/ David C. Provost

DAVID C. PROVOST, FOR THE TRUSTEES OF TRACER LANE TRUST II PURSUANT TO WRITTEN DELEGATION BUT NOT INDIVIDUALLY
WITNESS:	TENANT:

UNICA CORPORATION

By:	By:/s/ Yuchun Lee

Name:	Name: Yuchun Lee

Title:	Title:CHIEF EXECUTIVE OFFICER

HEREUNTO DULY AUTHORIZED

By:/s/ Jason Joseph

Name: Jason Joseph

Title: SECRETARY

HEREUNTO DULY AUTHORIZED

(CORPORATE SEAL)

EXHIBIT A

BROKER DETERMINATION OF PREVAILING MARKET RENT

Where in the Sixth Amendment to Lease to which this Exhibit is attached provision is made for a Broker Determination of Prevailing Market Rent, the following procedures and requirements shall apply:

1.	Tenant’s Request. Tenant shall send a notice to Landlord in accordance with Section 2 of the Sixth Amendment, which notice to be effective must (i) make explicit reference to the Lease and to Section 2 of the Sixth Amendment, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years experience dealing in properties of a nature and type generally similar to the Building located in the Boston West Suburban Market, and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord.

2.	Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice as provided in Paragraph 1 above and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above.

3.	Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

4.	Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value of the Premises for the Fourth Extended Term. Such annual fair market rental value determination (x) may include provision for annual increases in rent during said Fourth Extended Term if so determined, (y) shall take into account the as-is condition of the Premises and (z) shall take account of, and be expressed in relation to, the payment in respect of taxes and operating costs and provisions for paying for so-called tenant electricity as contained in the Lease. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value which as so determined shall be referred to as the “Prevailing Market Rent”.

5.	Resolution of Broker Deadlock. If the Brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value and shall be referred to as the Prevailing Market Rent.

6.	Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the third broker.

7.	Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above and such failure shall continue for more than ten (10) days after notice thereof, then Tenant’s broker shall alone make the determination of the Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the third broker willing so to act, the Tenant, the Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the third broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been seasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the brokers first appointed or the said Boston Bar Association, as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Landlord or Tenant such vacancy may be filled by the said Boston Bar Association, and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

EXHIBIT B

TURNKEY SCOPE

Boston Properties Tenant Work Letter 170 Tracer Lane

DELINEATION OF TENANT IMPROVEMENT TURN-KEY SCOPE

Not Included in
Element	Description	Turn-Key Scope	Turn-Key
Demolition	No Scope	N/A
Finish Carpentry	No Scope	N/A
Doors & Frames	No Scope	N/A
Hardware	No Scope	N/A
Drywall	No Scope	N/A
Acoustic Ceilings	No Scope	N/A
Flooring	Replace all existing Carpet (Building Standard, 24oz solution dyed nylon, commercial grade) $25PSY	X
	VCT – Vinyl Composition Tile (Storage Rooms and (2) Kitchenettes)	X
	Vinyl Base	X
	Other Flooring and Base (SDT, wood, tile, stone, raised, etc.		X
Wall Finishes	Paint walls throughout Premises	X
	Paint Frames throughout Premises	X
	Wall Coverings, Specialty Paints, etc.		X
Equipment/Specialties	Furnish and install automatic paper towel dispensers and soap dispensers in all restrooms	X
Fire Protection	No Scope	N/A

Boston Properties Tenant Work Letter 170 Tracer Lane

DELINEATION OF TENANT IMPROVEMENT TURN-KEY SCOPE

Not Included in
Element	Description	Turn-Key Scope	Turn-Key
Plumbing	Install automatic valves on all restroom toilets, urinals, and faucets	X
HVAC	Furnish and install new DDC HVAC controls for Base Building Air Handling Units, Hot Water System, VAV Boxes and Fan Coil Units	X
Doors & Frames	Furnish and Install (17) Card Readers	X
	Furnish and Install (4) Security Cameras	X
	Furnish and Install (10) Floor Outlets/Cores	X
	Furnish and Install (1) 100KW natural gas Generator with Transfer Switch	X
	Electrical Distribution feeds from Interior to Generator per attached Unica equipment list dated 9/17/09	X
	Furnish and Install (1) 50KVA UPS with 15 minute battery time	X
	Furnish and Install (1247) F17T8 HEL VM Light Fixtures throughout Premises with occupancy sensors	X
Tel/Data	(1) Tel/Data drop for each Floor Outlet (10 total)	X
Design Services	Architectural Design		X
	Engineering Design		X
	Sprinkler Design		X
	Furniture Design and Selection Services		X
	Signage Design		X
	Additional Design Services		X